EXHIBIT 99

FOR IMMEDIATE RELEASE CONTACT: ROBERT J. WELLS VICE PRESIDENT, CORPORATE COMMUNICATIONS AND PUBLIC AFFAIRS 216-566-2244
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
     CLEVELAND, OHIO, October 19, 2006 — The Sherwin-Williams Company (NYSE: SHW) announced today that the Board of Directors has appointed John G. Morikis as President and Chief Operating Officer, effective October 18th. Mr. Morikis has held many key positions during his twenty-two year career with Sherwin-Williams, most recently as President of the Paint Stores Group, the Company’s largest and fastest growing business segment. During Mr. Morikis’ seven-year tenure as President of the Paint Stores Group, the segment has increased from approximately $3 billion dollars in sales through 2,400 company operated paint stores to 2005 sales of nearly $5 billion through more than 3,100 stores throughout North America. Under his leadership, Sherwin-Williams has introduced many innovative products, which have solidified Sherwin-Williams’ position as the leading architectural coatings company in North America.
     Mr. Morikis, 43, joined Sherwin-Williams in 1984 as a management trainee after graduating from St. Joseph’s College with a Bachelor’s degree in Business Administration. He also holds a Master’s degree in Business. During his career, he has held numerous positions of increasing responsibility in the Paint Stores Group, including President & General Manager, Eastern Division; Senior Vice President — Marketing; and Vice President — Sales, Eastern Division.
     In his new role, Mr. Morikis will be responsible for all operating segments of the Company, which includes the Paint Stores Group, the Consumer Group and the Global Group. Commenting on Mr. Morikis’ appointment, Christopher M. Connor, Chairman and CEO, said, “We are extremely pleased that our Board of Directors has appointed John as our President and Chief Operating Officer. John has had a long and distinguished career with our Company, rising up through the ranks to achieve this position. John’s success over the years has been due to his focus on meeting customer needs, understanding the coatings market and his dedication to hiring and developing terrific management teams. I fully expect that John will bring the same energy and passion to this new role, and he will help Sherwin-Williams continue to meet the expectations of our customers, shareholders and employees.”
     The Board of Directors also appointed Steven J. Oberfeld as President, Paint Stores Group, succeeding Mr. Morikis. Mr. Oberfeld is also a twenty-two year employee of the Company. Mr. Oberfeld has served as President & General Manager, South Western Division of the Paint Stores Group since 1992. He has led the Company’s growth in many of its largest architectural and industrial marine markets, including Texas, California, Arizona and Kansas. Mr. Oberfeld, 54, earned a degree in business from the University of Minnesota. Commenting on Mr. Oberfeld’s appointment, Mr. Connor said, “Steve Oberfeld has been an outstanding manager for our Company for a long time, managing one of the largest businesses we have. I am confident that Steve will provide the direction and leadership to the Paint Stores Group in continuing our growth and meeting the needs of our customers. I am also pleased that our management development and succession plans have allowed us to promote highly qualified performers to their new roles, insuring continuity of our business plans and processes.”
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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